PROSPECTUS Dated March 14, 2018 and PROSPECTUS SUPPLEMENT Dated March 21, 2018	PRICING SUPPLEMENT NO. 4 Dated June 22, 2018 Registration Statement No. 333-223639 Filed Pursuant to Rule 424(b)(2)

€3,284,600,000

FORD MOTOR CREDIT COMPANY LLC

EURO MEDIUM-TERM NOTES
Due Nine Months or More from Date of Issue

¥5,500,000,000 0.623% Fixed Rate Notes due June 28, 2023

This Pricing Supplement and the related Prospectus and Prospectus Supplement have been prepared on the basis that any offer of Euro Medium-Term Notes in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Euro Medium-Term Notes. The expression Prospectus Directive means Directive 2003/71/EC (as amended), and includes any relevant implementing measure in the Member State concerned.

This document constitutes the Pricing Supplement for the Euro Medium-Term Notes described herein. This document must be read in conjunction with the accompanying Prospectus and Prospectus Supplement. Full information on Ford Credit and the offer of the Notes is only available on the basis of the combination of this Pricing Supplement and the Prospectus and Prospectus Supplement. Copies of the Prospectus and Prospectus Supplement may be obtained at no cost, by writing or telephoning Ford Credit’s principal executive offices at the following address: Ford Motor Credit Company LLC, One American Road, Dearborn, MI 48126, Attn: Corporate Secretary, 1-800-426-2888. Ford Credit’s SEC filings also are available to you at the SEC’s web site at http://www.sec.gov.

The Euro Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement.

1. Issuer:	Ford Motor Credit Company LLC

2. Trade Date:	June 22, 2018

3. Issue Date:	June 28, 2018 (T+4)

4. Stated Maturity:	June 28, 2023

5. Specified Currency:	Japanese Yen

6. Principal Amount:	¥5,500,000,000

7. Minimum Denomination:	¥500,000,000 The Notes may not be subdivided or reissued in a smaller denomination.

8. Interest Rate:	0.623% Fixed Rate

9. Yield to Maturity:	0.623%

10. Price to Public:	100.00% plus accrued interest from the Issue Date

11. All-in Price:	99.75%

12. Net Proceeds (Before Expenses) to Issuer:	¥5,486,250,000

13. Interest Payment Dates:		Semi-annually on each June 28 and December 28, beginning December 28, 2018

14. Regular Record Dates:		The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

15. Business Day:		New York City, London, Tokyo

16. Day Count Convention:		30/360, unadjusted

17. Business Day Convention:		Modified Following, unadjusted

18. Stabilization Agent:		Citigroup Global Markets Limited

19. ISIN/Common Code:		XS1847798979 / 184779897

20. Listing:		Ford Credit intends to apply to list the Notes on the New York Stock Exchange

21. Plan of Distribution:		Principal Amount Of
	Name	Notes
	Citigroup Global Markets Limited	¥5,500,000,000
	Total	¥5,500,000,000

The above Agent has agreed to purchase the respective principal amount of Notes, opposite its name as principal, at a price of 99.75% plus accrued interest from June 28, 2018 if settlement occurs after that date.

22.              Other:

Settlement

It is expected that delivery of the Notes will be made against payment therefor on or about June 28, 2018, which will be the fourth business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+4”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.